Exhibit 10.20

February 6, 2007

Lawrence D. Henderson
2 Calloway Ridge
Fairport, NY 14450-4231

Dear Larry,

     I am pleased to extend to you an offer of employment on an at-will-basis as Senior Vice President, Global Customer Operations, and as an Officer with Wireless Telecom Group Inc. As discussed, the commencement of your employment with Wireless Telecom Group, Inc. will be on or around February 7, 2007.

     Your compensation package shall be a weekly salary of $3,076.93. You will also be eligible to participate in a Sales Compensation program where your target commission earnings for calendar year 2007 will be $8,334 per month. Should you accept our offer of employment, a Sales Agreement will be prepared detailing your sales compensation program, including provisions for increased earnings if sales results exceed the Company Approved Plan.

     Your compensation package shall also include an incentive bonus plan with a target annual payout up to $40,000. The specific objectives associated with this incentive plan will be established and communicated upon the commencement of your employment.

     Additionally, your compensation package shall include a total of 250,000 shares under the Wireless Telecom Group, Inc. Stock Option Plan, issued as Incentive Stock Options (“ISOs”), dependent upon Board approval. All shares will be administered and governed under the rules and policies of the Wireless Telecom Group, Inc. Stock Plan. This grant of ISOs shall vest over a four-year (4-year), period. Should a change in control of the Company occur, the vesting schedule on your ISO grant will be accelerated in the following manner: Fifty-percent (50%) of your total ISO grant amount will automatically vest should change of control occur within the first 12-months of your date of hire; One-hundred-percent (100%) of your total ISO grant amount will automatically vest should change of control occur after 12-months from your date of hire. Should you accept our offer of employment, an ISO Agreement will be prepared detailing the terms of this ISO Grant. Change of Control” means the occurrence of any of the following; the sale, transfer, conveyance or other disposition in one or a series of related transactions, of all or substantially all of the asserts of the Company to any entity, person, or group.

     Wireless Telecom Group, Inc. has also agreed to provide relocation assistance to you in an amount up to $20,000. This relocation assistance may be used by you to cover relocation expenses such as: Temporary Living, House hunting Trips, Final Move, Movement of Household Goods, etc. Should you voluntarily resign your position with Wireless Telecom Group, Inc. within one year of receiving relocation assistance, you agree to repay Wireless Telecom Group, Inc. for relocation expenses based on the following schedule:

Completed Months of Employment Service	Percentage of Relocation Expenses to Repay to
after Move	Wireless Telecom Group, Inc.
Less than 3 months	100% of relocation expenses
Less than 6 months	75% of relocation expenses
Less than 9 months	50% of relocation expenses
Less than 12 months	25% of relocation expenses
Greater than 12 months	0% of relocation expenses

     The Company is also offering a Severance Agreement to you that provides that if your employment is terminated by the Company due to a change in control of the Company, or if you terminate your employment for ‘‘good reason,’’ associated with a change in control of the Company then you will be entitled to receive at the sole discretion of the Company, a Severance payment in the amount of 75% of your annual base salary at your regular rate of base pay then in effect. Should you voluntarily terminate your employment with Wireless Telecom Group, Inc., or should your employment be terminated for Cause, you will forgo this and all payments of Severance and shall be entitled to no further compensation, benefits or obligations from the Company. This offer of a severance benefit in no way implies a contract of employment. Your employment with Wireless Telecom Group, Inc. its’ subsidiaries, and holdings remains at-will. Under the terms of the Severance Agreement, ‘‘cause’’ means the occurrence of any one or more of the following: (i) fraud, embezzlement and /or misappropriation of the Company’s (or any successor’s) funds; (ii) gross or willful misconduct by you in the performance of your duties; (iii) a material violation of the Company’s (or any successor’s) Code of Conduct; or (iv) a conviction by, or entry or a plea of guilty or nolo contendre in, a court of competent jurisdiction for any crime which constitutes a felony or act or moral turpitude in the jurisdiction involved; and ‘‘good reason’’ means (i) the assignment to you of duties materially and adversely inconsistent with your position, title, duties, responsibilities or status with the Company as an officer of the Company, (ii) any removal of you from, or any failure to re-elect you as an officer of the Company, (iii) a reduction in your salary, or (iv) relocation of your principal place of employment to a place more than thirty (30) miles from its current location, in each case without your written consent.

     As a full-time employee of Wireless Telecom Group, Inc. you will be eligible for the following Employee Benefits:

  Upon the commencement of your employment, you will be eligible to participate in the Wireless Telecom Group, Inc. Health and Hospitalization and Dental plans. Wireless Telecom Group, Inc. reserves the right to amend these plans from time to time.

  Upon the commencement of your employment, you will be eligible to participate in the Company’s Group Term Life and Accidental Death and Dismemberment and Long-Term Disability Insurance Plans. Wireless Telecom Group, Inc. reserves the right to amend these plans from time to time.

  Upon the completion of six months of employment service you will be eligible to participate in the Wireless Telecom Group, Inc. Group 401(k) plan administered through Prudential Retirement. You may defer 100% of your salary up to the IRS maximum, indexed each year. Wireless Telecom Group, Inc. matches 50% of your contributions. You will reach 100% vestment in the Plan after the completion of five years of continuous employment service. Details about this plan may also be found in the summary plan description and the Wireless Telecom Group, Inc. Employee Handbook. Wireless Telecom Group, Inc. and the Plan Trustee reserve the right to amend these plans from time to time.

  In 2007 you will be eligible to accrue up to a total of fifteen (15) paid vacation days. Paid vacation is accrued and issued in accordance with the Wireless Telecom Group, Inc. Employee Handbook, as the Company may amend from time to time.

     On your first day, you will complete all required paperwork to establish your at-will employment relationship with Wireless Telecom Group, Inc. and you will be required to verify your identification and employment eligibility to work in the United States.

     This offer of employment is contingent upon your execution of a Non-Competition and Confidentiality Agreement (“the Agreement”). You will be requested to complete and sign the Agreement on your first day of employment.

     This offer is also contingent upon the Company’s execution of a Background screening check including a credit, criminal and name/social security verification. Refusal of such screenings and checks will void this offer and disqualifies candidates for consideration of employment. Paperwork to process such screenings and background checks is being mailed to you under separate cover.

     On behalf of Wireless Telecom Group, Inc., I wish to welcome you to our team. We ask that you confirm your acceptance by signing, dating and returning this letter to me immediately.

     Please call me with any questions at (973) 386-9696 extension 4107. You may also contact Joanne Calandra Motta, Director of Human Resources at (973) 386-9696 extension 4115.

Very truly yours,

WIRELESS TELECOM GROUP, INC.

By:	/s/ Monty Johnson
CEO, Vice Chairman of the Board

Formally Agreed and accepted:

/s/ Lawrence Henderson	February 6, 2007
Signature	Date